EXHIBIT 10.9

(SINGLE TENANT FORM QUEBEC - ENGLISH)

AGREEMENT OF LEASE

BASIC TERMS

1.	LANDLORD:

SREIT (CENTRAL NO. 3) LTD., represented by Summit Real Estate Limited Partnership, acting as agent and not in its personal capacity, through its sole general partner, Summit Real Estate Limited having a place of business at 5490 Thimens, Suite 110, St-Laurent, Province of Quebec, H4R 2K9

2.	TENANT:	TECKN-O-LASER COMPANY a legal person, duly incorporated under the laws of Nova Scotia, having a place of business at 2101, Nobel Street, Sainte-Julie, Province of Quebec, J3E 1Z8;

3.	LEASED PREMISES:	The Building located at 2101 Nobel Street, Sainte-Julie, Province of Quebec, J3E 1Z8

Leasable Area: deemed at fifty-six thousand nine hundred and eighty-five (56,985) square feet as shown cross-hatched on Schedule A attached.

4.	CONDITION OF LEASED PREMISES:

The Tenant shall accept the Leased Premises “as is, where is” in their state and condition existing at the Commencement Date, save and except that the Landlord will, at its expense, complete the Landlord’s Work in accordance with Schedule “C”.

5.	TERM:

Approximately ten (10) years, beginning on the date of acquisition of the Building by the Landlord or one of its nominee companies (the “Commencement Date”) and ending on the last day of the calendar month during which the tenth (10th) anniversary of the Commencement Date will occur, unless sooner terminated in the manner set forth in the Lease.

6.	BASE RENT:	The Base Rent shall be paid monthly in advance by the Tenant on the Commencement Date and thereafter on the first day of each month and calculated as follows:

Three Hundred and Forty-Five Thousand Seven Hundred and Seventy-Five Dollars ($345,775.00) per annum from the Commencement Date to the last day of the calendar month during which the fifth (5th) anniversary of the Commencement Date will occur; and

Landlord	Tenant

i

THREE HUNDRED AND EIGHTY THOUSAND THREE HUNDRED AND FIFTY-TWO DOLLARS ($380,352.00) per annum for the last five (5) years of the Term of the Lease.

7.	PROPORTIONATE SHARE:	One hundred per cent (100%.)

8.	ADDITIONAL RENT:	for the calendar year 2005, Additional Rent is estimated at $2.02 per square foot of the Leasable Area of the Leased Premises;

9.	RENT PAYMENTS:

The Tenant agrees to make payments of all Rent payable pursuant this Lease by way of pre-authorized debit from the Tenant’s bank account and to execute and deliver, concurrently with this Lease, such documentation, including that attached hereto as Schedule “D”, as may be required by the Landlord and its bank in order to effect payment of such Rent by automatic debit.

10.	PRE-PAID RENT AND DEPOSIT:	~~a) Pre-Paid Rent: $____________  which equals payment of Rent (**or Base Rent**) for the months of _________~~

~~b) Deposit:~~

11.	USE:	Manufacturing and recycling of toner cartridges for laser printers as well as office, warehouse and distribution activities.

12.	INSURANCE AMOUNTS:	a) General liability: $5,000,000.00
b) Tenants’ legal liability: $1,000,000.00
c) Environmental Liability Insurance: N/A

13.	INDEMNIFIER:	ADSERO CORP., a legal person duly incorporated under the laws of Delaware, having a place of business at 2101 Nobel Street, Sainte-Julie, Province of Quebec

14.	SIGN FEE:	N/A

15.	OTHER SECURITY:	A letter of credit in the amount of twenty-five thousand dollars $25,000.00 as governed by the agreement attached hereto as Schedule “I”.

16.	BROKER:	N/A

17.	PARKING:	The Tenant shall have the exclusive right to use all the parking facilities of the Leased Premises;

Landlord	Tenant

18.	SPECIAL PROVISIONS:

For the purposes of this Special Provisions paragraph, the term “Tenant” shall be deemed to include “permitted transferees” as such term is defined under article 7 of this Lease.

a)	First Option to extend the Term

Provided the Tenant itself physically occupies, uses and carries on business in the Leased Premises and provided the Tenant is not in default in the performance of its obligations and covenants under the Lease when it exercises the option granted by this paragraph and further provided the Lease remains in full force and effect, Tenant shall have the right to extend the term of the Lease by an additional period of five (5) years (the “First Extension Term”) commencing on the day immediately following the expiration of the Term, under the same terms and conditions as were applicable during such term, save and except that:

1)

the Leased Premises shall be accepted “as is, where is” in their state and condition existing immediately prior to the commencement date of the First Extension Term. All improvements in and to the Leased Premises shall be the responsibility of the Tenant and shall be performed at the Tenant’s sole cost and expense, the whole subject to the terms and conditions of the Lease; and

2)

the Base Rent during the First Extension Term shall be the “Market Rent” for the Leased Premises determined as of a date which is sixty (60) days prior to the commencement of the First Extension Term. Failure by the parties to agree on the Base Rent by such date, the Base Rent for the First Extension Term shall be determined by arbitration in accordance with the provisions of the Code of Civil Procedure of Quebec. The decision rendered pursuant to the arbitration shall be final and binding upon the parties and shall not be subject to appeal. The cost of arbitration shall be shared equally between the parties provided, however, that each party shall bear its own witness and counsel fees.

For the purposes hereof, “Market Rent” means the yearly fair market net rental rate for the Leased Premises, at the date required for determination of same, having regard to annual net rents then normally being asked for and received for land, buildings and improvements of similar value, extent and quality in the general area of the Leased Premises under net leases (but not subleases) having a similar term as the term for which the Market Rent is being determined.

In order to validly exercise this option to extend, Tenant must advise the Landlord thereof in writing not earlier that nine (9) months and not later than six (6) months prior to the expiration of the Term. In the event Tenant fails to exercise this option in the aforesaid manner and within the aforesaid delay, this option shall be irrevocably deemed to be null and void and of no further effect and the Lease shall expire at the end of the Term.

Landlord	Tenant

b)             Second Option to extend the Term

Provided the Tenant itself physically occupies, uses and carries on business in the Leased Premises and provided the Tenant is not in default in the performance of its obligations and covenants under the Lease when it exercises the option granted by this paragraph and further provided the Lease remains in full force and effect, Tenant shall have the right to extend the term of the Lease by an additional period of five (5) years (the “Second Extension Term”) commencing on the day immediately following the expiration of the First Extension Term, under the same terms and conditions as were applicable during such term, save and except that:

1)

the Leased Premises shall be accepted “as is, where is” in their state and condition existing immediately prior to the commencement date of the Second Extension Term. All improvements in and to the Leased Premises shall be the responsibility of the Tenant and shall be performed at the Tenant’s sole cost and expense, the whole subject to the terms and conditions of the Lease;

2)

the Base Rent during the Second Extension Term shall be the “Market Rent” for the Leased Premises determined as of a date which is sixty (60) days prior to the commencement of the Second Extension Term. Failure by the parties to agree on the Base Rent by such date, the Base Rent for the Second Extension Term shall be determined by arbitration in accordance with the provisions of the Code of Civil Procedure of Quebec. The decision rendered pursuant to the arbitration shall be final and binding upon the parties and shall not be subject to appeal. The cost of arbitration shall be shared equally between the parties provided, however, that each party shall bear its own witness and counsel fees.

3)	There shall be no further option to extend the Term of the Lease.

For the purposes hereof, “Market Rent” means the yearly fair market net rental rate for the Leased Premises, at the date required for determination of same, having regard to annual net rents then normally being asked for and received for land, buildings and improvements of similar value, extent and quality in the general area of the Leased Premises under net leases (but not subleases) having a similar term as the term for which the Market Rent is being determined.

In order to validly exercise this option to extend, Tenant must advise the Landlord thereof in writing not later than six (6) months prior to the expiration of the Term. In the event Tenant fails to exercise this option in the aforesaid manner and within the aforesaid delay, this option shall be irrevocably deemed to be null and void and of no further effect and the Lease shall expire at the end of the Term.

c)	Condition

This Lease shall be entirely conditional upon the acquisition of the Building by the Landlord from Teckn-O-Laser Global Company failing which, this Lease shall become null and void and of no further effect, the parties hereby waiving any claim they may have against each other resulting there from.

Landlord	Tenant

LIST OF SCHEDULES

SCHEDULE “A” – PLAN OF LEASED PREMISES

SCHEDULE “B” – DESCRIPTION OF LANDS

SCHEDULE “C” – LANDLORD’S WORK

SCHEDULE “D” – PRE-AUTHORIZED DEBIT (PAD) ENROLLMENT FORM

SCHEDULE “E” – RULES AND REGULATIONS

SCHEDULE “F” – TENANT’S LIST OF HAZARDOUS SUBSTANCES

SCHEDULE “G” – TENANT’S LEASEHOLD IMPROVEMENTS

SCHEDULE “H” – INDEMNITY AGREEMENT

SCHEDULE “I” – AGREEMENT REGARDING LETTER OF CREDIT AND OTHER SECURITY

Landlord	Tenant

v

THIS LEASE is dated the _______ day of _______________ 2005, and is made between

SREIT (CENTRAL NO. 3) LTD.

represented by Summit Real Estate Limited Partnership,

acting as agent and not in its personal capacity

through its sole general partner, Summit Real Estate Limited

(the “Landlord”)

-and-

TECKN-O-LASER COMPANY

(the “Tenant”)

ARTICLE 1

DEFINITIONS

1.1

“Additional Rent”: means the aggregate of (i) the Tenant’s Proportionate Share of Realty Taxes, Operating Costs, Capital Tax and Business Taxes (if applicable), (ii) Utilities Charges (if applicable), (iii) the Management Fee, and (iv) any other money payable by the Tenant under this Lease other than Base Rent.

1.2

“Alterations”: means any repairs, alterations, replacements, decorations, or improvements to the Leased Premises. For greater certainty, the Tenant’s trade fixtures shall not be considered as Alterations.

1.3	“Base Rent”: means the amount described in Paragraph #6 of the Basic Terms.

1.4	“Basic Terms”: means the terms stipulated on pages i to iii of the present Lease.

1.5

“Building”: means the building municipally described in Paragraph #3 of the Basic Terms and as more specifically shown in Schedule “A” hereto, including all the structures and all improvements located therein or affined thereto from time to time.

1.6

“Business Taxes”: means taxes imposed upon the Tenant or upon the business, activities, use, occupancy, improvements, equipment, facilities in any part of the Leased Premises of the Tenant or its subtenants or licensees, and any substitute taxes and other charges whether imposed against the Landlord or the Tenant.

1.7	“Capital Tax” : means the tax on capital or the Federal tax on large corporations or any other similar tax, calculated on the basis of a fully functional and entirely rented Leased Premises.

1.8	“Commencement Date”: means the date referred to in Paragraph #5 of the Basic Terms.

1.9	“Deposit”: means the sum of money set out in Paragraph #10(b) of the Basic Terms;

1.10	“Event of Default”: means whenever:

a)	any Rent is not paid when due and the non-payment continues for five (5) business days after written notice from the Landlord to the Tenant;

b)	any of the Tenant’s obligations under this Lease is breached (other than a breach specified in paragraph c), and :

(i)	the breach is not remedied within ten (10) days after written notice from the Landlord to the Tenant specifying particulars of the breach, or

(ii)

if ten (10) days is not a reasonable time to remedy the breach, the Tenant has not commenced diligently to remedy the breach within ten (10) days after the written notice or is not proceeding diligently to remedy the breach within a reasonable time; or

c)	any of the following events occurs:

(i)

the Tenant or a Person carrying on business in any part of the Leased Premises, or an Indemnifier becomes bankrupt or insolvent or avails itself of the benefit of any statute respecting insolvency or bankruptcy or makes any proposal, assignment or arrangement with its creditors;

(ii)

a receiver or manager is appointed for all or any part of the property of the Tenant or of another Person carrying on business in the Leased Premises, or of an Indemnifier or any of the Tenant’s assets are taken or seized under a writ of execution, assignment, charge or other security instrument, unless such proceedings are bona fide contested within the required delays for such contestation;

(iii)

steps are taken for the dissolution, winding up or other termination of the Tenant’s or the Indemnifier’s existence or for the liquidation of their respective assets except in connection with a valid corporate reorganization;

(iv)

the Tenant or the Indemnifier makes or attempts to make a bulk sale of assets regardless of where they are situated except for bulk sale made to a Transferee when the transfer has been consented to by the Landlord;

(v)	the Tenant abandons or attempts to abandon the Leased Premises; or

(vi)	the Tenant effects or attempts a Transfer that is not permitted under this Lease.

1.11

“Force Majeure”: means a strike, labour trouble, inability to get materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, act of God or any other similar reason, that is not the fault of the party asserting it. Force Majeure does not include inability to obtain funds.

1.12

“GST” and “QST”: means the goods and services tax (“GST”) and Quebec sales tax (“QST”), and any other similar tax which may be implemented during the Term, imposed by any fiscal authority and that the Landlord must collect or may be called upon to collect from the Tenant relating to the Lease, or any other amount due to the Landlord or for the benefit of the Landlord under the Lease or relating to any goods, services or supplies which the Landlord may furnish to the Tenant under the terms of the Lease or otherwise.

1.13	“HVAC System”: means the heating, ventilating and air-conditioning facilities, if any, serving the Leased Premises.

1.14

“Hazardous Substance” means any substance or material whose Release, transport, use, storage, or handling is regulated or prohibited by any Governmental Authority under any Environmental Laws, including, without limiting the generality of the foregoing, any contaminant, pollutant, deleterious substance, inflammable liquid, chemical, explosive material or material which may impair life or health, any petroleum or other hydrocarbon and any derivative or by-product thereof, any dangerous substance or goods, asbestos, any gaseous, solid or liquid waste, any special waste, toxic or hazardous substance or chemical, any hazardous waste, material or substance, either in fact or as defined in or pursuant to any Environmental Laws;

1.15	“Indemnifier”: means the Person, if any, who has executed or agreed to execute an indemnity agreement in favour of the Landlord.

1.16	“Landlord’s Work”: means the work described in Schedule “C” of the Lease.

1.17	“Lands”: means the lands described in Schedule “B”, as they may be expanded, reduced or altered from time to time.

1.18

“Leasable Area”: means the area of the Building expressed in square feet measured from (a) the exterior face of exterior walls, doors, and windows; (b) the exterior face of interior walls, doors, and windows, separating the Building from Common Elements, if any; (c) the center line of interior partition walls separating the Building from adjoining leasable premises, all as determined by the Landlord’s consultant. Leasable Area of the Building includes interior space even if it is occupied by projections, structures or columns (which may even be Common Elements).

1.19	“Leased Premises”: means the Building and the Lands.

1.20

“Lease Year”: means a period of twelve (12) consecutive calendar months commencing on the first day of January and ending on the last day of December. The first Lease Year will commence on the Commencement Date and last Lease Year will expire on the last day of the Term or any extension thereof.

1.21

“Management Fee”: means an amount equal to three percent (3%) of the aggregate of (i) Base Rent and (ii) the Tenant’s Proportionate Share of Operating Costs and Realty Taxes payable by the Tenant for each Lease Year.

1.22	“Mortgagee”: means a creditor that holds all or part of the Building or the Lands as security, but a creditor, chargee or security holder of a tenant is not a Mortgagee.

1.23

“Operating Costs”: means any and all costs, charges, impositions, expenses and outlays incurred by or on behalf of the Landlord or allocated by the Landlord, acting reasonably, in connection with the ownership, operation, maintenance, repair, replacement, insuring, management or administration of (i) the Lands and Building or, at the Landlord’s option, (ii) the Park and, by way of example only, and without limiting the generality of the foregoing, shall include without duplication and profit all costs, charges and expenses incurred or allocated by the Landlord, acting reasonably, with respect to the following:

a) security personnel and systems; b) electricity, fuel, (other than where these utilities are separately metered and consumed by tenants), water (including sewer rental) and other utilities and taxes; c) all premiums and deductibles relating to liability, property, boiler or pressure vessel and machinery, loss of rental, environmental and such other forms of insurance as the Landlord may from time to time maintain with respect to either (i) the Lands and Building or (ii) the Park; d) cleaning, supervising, maintaining, operating and repairing either (i) the Lands and Building or (ii) any land or building within the Park and making replacements therein; e) roof repairs and maintenance of a non-structural nature; f) supplies necessary for the operation of the Building; g)  an amount determined by the Landlord, acting reasonably, to be included in a reserve fund established towards the replacement of any part of the Building or building systems or any part of any building or building systems located within the Park; h) cleaning exterior curtain walls; maintaining and painting the exterior surface of garage doors and back exit doors as well as repairing and maintaining the staircases and access ladders giving access to back exit doors and roof; i) cleaning and maintaining the grounds (including snow removal and landscaping); j) any service contracts with independent contractors for maintenance, repairs, replacement and security operations. Without limiting the generality of the foregoing, such contracts shall include those taken out for HVAC systems and life safety systems; k) reasonable audit, accounting, legal and other professional and consulting fees and disbursements incurred; l) water and business taxes (except as charged to tenants), licenses and fees; and m) salaries, wages and benefits, uniforms, cost of vehicles’ leases and operation and communication devices for all personnel (whether on or off-site and whether employed by the Landlord or a management company) engaged in the operation, management, maintenance and repair and accounting services provided in respect of the Lands and Building or, at the Landlord’s option, the Park.

For greater clarity, the reserve fund established in sub-paragraph g) above shall be used by the Landlord to pay for any expense which, whenever made is characterised as being of a capital nature and may not, in accordance with generally accepted accounting principles, be charged fully in the Lease Year during which it was incurred. To avoid any doubt, should the reserve fund be insufficient to cover the cost of any given expense, the difference between the actual amount of the expense and the amount paid from the reserve fund will not be charged in whole to the Tenant but will be reimbursed to the Landlord from the Tenant’s subsequent contributions to the reserve fund.

There will be deducted from Operating Costs: (i) net proceeds of insurances received by the Landlord from its insurers, to the extent that the proceeds relate to costs previously included in Operating Costs; (ii) income taxes (Business Taxes and Capital Taxes are not considered as income taxes); (iii) interest on and capital retirement of debt; (iv) ground rentals; (v) expenses relating to the correction of initial construction defects or deficiencies or initial equipment modification or adjustments; (vi) any costs resulting from any breach of the Landlord’s covenants under this Lease; (vii) the costs of acquisition of the Leased Premises; (viii) any legal fees in connection with negotiation of this Lease; (ix) imputed rent in respect of facilities used by Landlord to administer the Leased Premises; (x) any commissions payable by Landlord in respect to the Leased Premises; (xi) any cost or expenses chargeable to capital except as expressly permitted by this Lease; and (xii) advertising or brokerage costs of Landlord and (xiii) costs of remedying any non-compliance with laws in connection with the original construction of the Building.

1.24

“Park”: means a group of buildings that may be located solely on the Lands or on the Lands and additional parcels of land as determined from time to time by the Landlord acting reasonably, within which the Building is located.

1.25	“Person”: means any person, firm, partnership, corporation or other legal entity, including any combination of them.

1.26	“Pre-Paid Rent” means the sum of money set out in Paragraph #10(a) of the Basic Terms, if any.

1.27	Intentionally deleted.

1.28	“Proportionate Share”: means:

a)	with respect to a cost related to the Leased Premises, one hundred percent (100%); and

b)

with respect to a cost related to the Park a fraction which has as its numerator the Leasable Area of the Leased Premises and as its denominator the Leasable Area of the Park or such portion or portions of the Leasable Area of the Park to which the Landlord, acting reasonably shall allocate such cost of which the Tenant is to pay its Proportionate Share.

1.29	“Public Corporation”: means a corporation whose shares are traded and listed on a recognized stock exchange in Canada or the United States.

1.30

“Realty Taxes”: means the total of: (a) all real property taxes or charges (including local improvements and commercial concentration taxes) from time to time imposed in respect of all or any part of the Building or Lands by any taxing authority, and any other amounts that may be imposed instead of or in addition to them, whether against the Landlord or the Tenant and whether or not similar to the foregoing, and whether in existence at the Commencement Date or not, and whether or not within the contemplation of the parties and (b) all consulting, appraisal, legal and other costs reasonably incurred in attempting to minimize or reduce those amounts. Realty Taxes do not include corporate, income, profits or excess profits taxes assessed upon the income of the Landlord except those that may be imposed instead of or (so long as they are based on real property) in addition to the taxes and charges described above.

1.31

“Released Person”: means the Landlord and any Mortgagee, and each of their respective trustees, directors, officers, employees (while in the ordinary course of their employment) and agents. In connection with any release or other exculpatory language or an indemnity in favor of the Released Person, the Landlord is the agent or trustee of and for the benefit of the Mortgagee and all of the directors, officers, employees and agents mentioned above.

1.32	“Rent”: means the aggregate of Base Rent and Additional Rent.

1.33	“Secured Claim”: means a hypothec or other lien or claim, a fixed or floating charge, mortgage, security interest, debenture or other encumbrance, or a notice with respect to any of them.

1.34	“Stipulated Rate”: means one percent (1%) per month which equals an annual interest rate of twelve percent (12%), compounded monthly and not in advance.

1.35	“Supervision Fee”: means ten percent (10%) of the amounts to which the fee is applied.

1.36	“Term”: means the period of time as described in Paragraph #5 of the Basic Terms.

1.37

“Transfer”: means (a) an assignment, sale, conveyance, sublease, licensing or other disposition, a hypothec or a mortgage, charge or debenture (floating or otherwise) or other encumbrance of this Lease or any interest in it or of all or any part of the Leased Premises (whether by operation of law or otherwise), or of any interest in a partnership that is a Tenant under this Lease; (b) a parting with or sharing of possession of all or part of the Leased Premises; or (c) a transfer or issue by sale, subscription, assignment, bequest, inheritance, operation of law or other disposition, of all or part of the shares of the Tenant or an “Affiliate” of the Tenant (as currently defined under the Canada Business Corporations Act) which results in a change in the effective voting control of the Tenant; “Transferor” and “Transferee” have corresponding meanings.

1.38

“Utilities”: means the cost of water, fuel, power and any other utilities used in the Building allocated to the Leased Premises by the Landlord and the Landlord’s costs of determining the Utilities Charge including professional, engineering and consulting fees.

ARTICLE 2

GRANT OF LEASE

2.1	The Leased Premises

The Landlord leases to the Tenant, and the Tenant leases from the Landlord, the Leased Premises, to have and to hold for the Term, unless sooner terminated by the Landlord pursuant to the Lease.

2.2	Quiet Enjoyment

If the Tenant performs its obligations under this Lease, it may hold and use the Leased Premises without interference by the Landlord or any other person claiming through the Landlord subject to this Lease.

2.3	Basic Terms

The Basic Terms shall form an integral part of this Lease as though they were set forth herein in full.

ARTICLE 3

CONDITION OF THE LEASED PREMISES

3.1	Condition of the Leased Premises

The Tenant shall accept the Leased Premises in the condition described in Paragraph #4 of the Basic Terms.

All Alterations in and to the Leased Premises (other than the Landlord’s Work set forth in Schedule “C” hereto) shall be the responsibility of the Tenant and shall be performed at the Tenant’s sole cost and expense, the whole subject to the terms and conditions hereinafter set forth.

3.2	Construction Delays

The Tenant acknowledges that if there is a delay which results in any part of the Leased Premises or the Landlord’s Work not being completed on schedule, the Landlord will not be responsible for any expenses or losses incurred as a result of the delay, unless caused or contributed to by the acts, omissions or negligence of the Landlord or those for whom Landlord is responsible for by contract or by law.

ARTICLE 4

TENANT’S COVENANTS

4.1	Base Rent

The Tenant will pay to the Landlord, without demand, abatement or set-off, the Base Rent, calculated in accordance with Paragraph #6 of the Basic Terms, payable in advance in equal monthly installments, beginning on the Commencement Date and thereafter on the first day of every month of the Term.

4.2	Additional Rent

a)	Realty Taxes, Capital Tax and Business Taxes

(i)	Realty Taxes

The Tenant will pay its Proportionate Share of Realty Taxes as Additional Rent, in the manner set forth in this Lease. The Tenant shall not appeal Realty Taxes.

The Tenant shall deliver to the Landlord forthwith upon the Tenant’s receiving the same copies of all assessment notices, tax bills, receipts and other documents received by Tenant relating to Realty Taxes on the Leased Premises.

The Landlord may contest any Realty Taxes and appeal any assessments related thereto and may withdraw any such contest or appeal or may agree with the relevant authorities on any settlement in respect thereof. The Tenant will co-operate with the Landlord in respect of any such contest and appeal and shall provide to the Landlord such information and execute such documents as the Landlord requests to give full effect to the foregoing. All costs of any such contest and appeal by the Landlord shall be included in Realty Taxes.

(ii)	Capital Tax

The Tenant will pay its Proportionate Share of Capital Tax as Additional Rent, in the manner set forth in this Lease.

Notwithstanding the foregoing, the Landlord covenants that, so long as the Landlord is an affiliate (as currently defined under the Canada Business Corporations Act) and nominee of Summit Real Estate Investment Trust and provided that the legal provisions governing Capital Tax remain unchanged, the Tenant shall not have to pay Capital Tax.

(iii)	Business Taxes

The Tenant will also promptly pay all Business Taxes for the Leased Premises to the taxing authorities and, in such case, the Tenant will, on the Landlord’s request, promptly deliver to the Landlord receipts for payment of all its Business Taxes and any assessments or other information related to Business Taxes.

b)              Operating Costs and Utilities

The Tenant will pay to the Landlord its Proportionate Share of Operating Costs, without duplication and except for the Management Fee without profit, as Additional Rent, in the manner set forth in this Lease.

The Tenant will also pay directly to the suppliers, before delinquency, any Utilities separately metered to the Leased Premises which are billed directly to the Tenant by the supplier. The Landlord has no liability or responsibility for providing a means of access to any Utility supplier but shall be free to exercise its own discretion in that regard in the best interests of the Leased Premises. The Tenant will keep current on all of its obligations to any independent Utility supplier with which it contracts directly for its own supply of any Utilities.

c)	Management Fee

The Tenant will pay the Management Fee as Additional Rent, in the manner set forth in this Lease.

d)	Payment of Additional Rent

The Landlord shall estimate the amount of the Additional Rent payable by the Tenant at the commencement of each Lease Year, or fraction of a Lease Year within the Term. The Tenant shall pay to the Landlord the Additional Rent in equal monthly installments in advance throughout the period for which the estimate is made. The Landlord may periodically revise its estimates and notify the Tenant of the revised estimates, and the Tenant’s monthly payments will be adjusted accordingly.

Within 120 days after the end of a Lease Year and upon a reasonable period of time after the expiry of the Lease, the Landlord will provide to the Tenant a statement of the actual amounts payable by the Tenant, showing in reasonable detail the determination of the costs and the calculation of the Tenant’s payment (the “Statement”). Any amounts owing by the Tenant to the Landlord will be paid within thirty (30) days after the date of delivery of the Statement by the Landlord. Provided the Tenant is not in default under this Lease, any amounts owing by the Landlord to the Tenant will be credited to the Tenant’s account, without interest.

The Landlord shall, within ten (10) days of the Tenant’s request, provide reasonable access to the Tenant or the Tenant’s accountants or auditors to its books and records with respect to Operating Costs and Realty Taxes for examination by them, at the Tenant’s cost, at the Landlord’s office or offices where such records and books are kept. Notwithstanding the Tenant’s right to question, it shall continue to pay the Rent as and when due.

The Tenant shall not be entitled to dispute the accuracy of any statement provided by the Landlord in accordance with the foregoing or claim any reimbursement or adjustment in respect of Additional Rent owing for a Lease Year after the expiry of six (6) months from the date of receipt by the Tenant of the Landlord’s Statement for such Lease Year.

4.3	Intentionally deleted

4.4	Payment of Rent and Overdue Rent

Subject to its right to withdraw its approval for pre-authorized debits, the Tenant agrees to make payments of all Rent payable pursuant this Lease in the manner described in Paragraph #9 of the Basic Terms. Rent is payable in Canadian funds without any deduction, abatement or set-off. Rent payable to the Landlord will be paid to the address set out in Paragraph #1 of the Basic Terms or at any other place which the Landlord designates in writing. Rent for any fractional month at the beginning or end of the Term will be pro-rated on a daily basis using a period of 365 days. If the Tenant defaults in paying Rent, the unpaid Rent bears interest at the Stipulated Rate from the due date to the actual date of payment. Interest as aforesaid shall be deemed to be Rent hereunder.

4.5	Pre-Paid Rent and Deposit

a)	Intentionally deleted.

b)	Intentionally deleted.

4.6	Use

The Tenant will operate its business in the Leased Premises only for the use set out in Paragraph #11 of the Basic Terms and for no other purpose. The Tenant shall satisfy itself that such use is permissible pursuant to all applicable zoning and other municipal laws and regulations. The Tenant shall also be solely responsible for obtaining its own occupancy permit.

4.7	Conduct of Business

In the conduct of the Tenant’s business, the Tenant will not allow or cause business to be solicited in any part of the Building or the Lands, nor display any merchandise outside the Leased Premises at any time, without prior written consent of the Landlord which shall not be unreasonably withheld or delayed.

4.8	Observance of Law

The Tenant will promptly comply, at its expense, with all governmental requirements from time to time in effect relating to its ability to enter into and comply with this Lease or which pertain to the Leased Premises, the Tenant’s use of the Leased Premises, the conduct of business in the Leased Premises, or the doing of work in the Leased Premises. Without limiting the generality of the foregoing, the Tenant shall also comply, at its expense, with any federal, provincial or municipal laws, by-laws or regulations applicable to workers’ health and safety in the Leased Premises. The Tenant is not required, however, to remedy work done by the Landlord in contravention of any law. The Tenant will comply with any reasonable energy conservation measures required by the Landlord.

4.9	Tenant’s Insurance

Throughout the Term of this Lease, the Tenant shall take out and keep in force:

a)

comprehensive general liability insurance with respect to the business carried on in or from the Leased Premises and the use and occupancy thereof for bodily injury and death and damage to property of others in at least the amount described in Paragraph #12(a) of the Basic Terms for each occurrence or such greater amount as the Landlord may from time to time reasonably require;

b)

all risks (broad form) insurance, including flood and sewer back-up, collapse and flood in respect to furniture, equipment, inventory and stock-in-trade, fixtures and leasehold improvements located within the Building, and such other property located in or forming part of the Building, including all mechanical or electrical systems (or portions thereof) installed by, or on behalf of the Tenant in the Building, the whole for the full replacement cost (without depreciation) in each such instance;

c)	Intentionally deleted.

d)	business interruption insurance covering loss of earnings from all perils covered in policies obtained under paragraphs b) and c) above for an indemnity period of at least twelve (12) months;

e)

tenants’ legal liability insurance of at least the amount described in Paragraph #12(b) of the Basic Terms for each occurrence or such greater amount as the Landlord may from time to time reasonably require;

f)	environmental liability insurance, as the Landlord may from time to time reasonably require, of at least the amount described in Paragraph #12(c) of the Basic Terms; if any

For greater certainty, the Landlord hereby covenants that so long as the Tenant is Teckn-O-Laser Company or a Permitted Transferee as provided for in Sections 7.1 c) (i) and (ii) of this Lease and that the nature of the activities carried on by the Tenant in the Leased Premises remains unchanged, the Landlord will not require the Tenant to carry any environmental liability insurance.

g)	any other form of insurance, in such amounts and against such risks, as the Landlord, acting reasonably, or the Mortgagee may from time to time require.

Each policy of insurance will name, as insured, the Tenant and as additional insured the Released Persons, each as their respective interests may appear. The policies specified under subparagraphs b), c) and d) will contain the Mortgagee’s standard mortgage clause and may have reasonable deductibles. The policies (other than the Tenant’s liability policy) will contain a waiver of any subrogation rights which the Tenant’s insurers may have against the Released Persons and those for whom any of them is in law responsible, whether or not any loss or damage is caused or contributed to by the act, omission or negligence of any of them. All policies will (i) be non-contributing and apply only as primary and not excess to any other insurance available to any of the Released Persons; (ii) not be invalidated (in relation to the interests of any of the Released Persons) by reason of any breach of warranties, representations, declarations or conditions in the policies; and (iii) contain an undertaking by the insurers to notify the Landlord and each Mortgagee in writing not less than thirty (30) days before any material change, cancellation or termination.

Prior to taking possession of the Leased Premises and on every renewal date of the insurance policy, the Tenant will deliver certificates of insurance executed by the Tenant’s insurers. No review or approval of any insurance policy or certificate by the Landlord will in any way alter the Landlord rights under this Lease. In the event of loss or damage, the Tenant will provide the Landlord or the Mortgagee with copies of the Tenant’s insurance policies.

The Tenant will not allow anything to occur that results in (i) an increase in premiums for any insurance carried by the Landlord or (ii) the cancellation or threatened cancellation or a reduction of coverage under any of the Landlord’s insurance policies in respect of any part of the Building.

4.10	Release

Except to the extent of its fault, negligence or willful misconduct, none of the Released Persons, is liable for any death or injury from any occurrence in, or relating to any part of the Leased Premises or for any damage to or loss of (or loss of use of) property of the Tenant or of others wherever located and however caused, including any failure in the supply of any services or Utilities, or the exercise by the Landlord of any of its rights under this Lease.

4.11	Indemnity

Unless arising from the fault, negligence or willful misconduct of a Released Person, the Tenant will indemnify the Released Persons from all losses or claims in connection with loss of life, personal injury, damage to property or anything else arising from a default of any of the Tenant’s obligations under this Lease, or from any occurrence in or relating to the Leased Premises, or from the occupancy or use by the Tenant of all or any part of the Leased Premises, or occasioned wholly or in part by an act or omission of the Tenant or those for whom the Tenant is legally responsible or by anyone permitted to be on the Leased Premises by the Tenant.

4.12	Maintenance of the Leased Premises

The Tenant will keep the Leased Premises and all the improvements, fixtures and equipment in the Leased Premises in a good condition and state of repair, subject to reasonable wear and tear. The Landlord shall have the right at all reasonable times and upon prior reasonable notice, to examine the condition of the Leased Premises and notify the Tenant of deficiencies and the Tenant shall make good any deficiencies for which it is responsible within fifteen (15) days from the date of such notice or longer delay required if work is commenced within such fifteen (15) day period.

For greater certainty and without limiting the generality of the foregoing, the Tenant shall, throughout the Term of the Lease or any extensions thereof, maintain and repair the plumbing system, including plumbing insulation for cold water piping, lighting system, fire alarm system and electrical distribution systems serving the Building.

The Tenant shall use the HVAC System in and for the exclusive use of the Leased Premises. The Tenant shall operate, at its expense, all portions of the HVAC System to the satisfaction of the Landlord. The Tenant will maintain the temperature in the Leased Premises at a reasonable standard of comfort for normal occupancy at all times.

The Landlord will be responsible for the maintenance, repair and replacement of HVAC units, the cost of which shall be included in the Operating Costs.

4.13	Alterations

The Tenant will not make any Alterations to the Leased Premises without the Landlord’s prior written approval, which will not be unreasonably withheld if: (i) the Alterations meet or exceed the then current standard for the Building; (ii) adequate plans and specifications are produced; and (iii) the Tenant obtains all requisite governmental approvals. If the Landlord agrees to effect Alterations at the Tenant’s request, the Tenant will pay to the Landlord, on demand, all costs incurred by the Landlord in connection with the performance of such work and supervision of any Alterations, including reasonable architectural and engineering consultant’s fees, plus the Supervision Fee calculated on the cost of the Alterations on account of the Landlord’s overhead and administration costs. The Tenant shall ensure that the changes required by the Landlord to such plans and specifications are incorporated therein and the Tenant shall then resubmit them to the Landlord for approval. The Tenant shall pay, as Additional Rent, within thirty (30) days following the receipt of an invoice from the Landlord, all of the costs incurred by the Landlord for the analysis and approval of the plans and specifications as well as the Supervision Fee calculated on the cost of the Alterations.

All Alterations will be performed: (i) by competent workers; (ii) in a good and skillful manner; and (iii) in accordance with the approved plans and specifications and the Landlord’s reasonable requirements.

The Landlord may require that any maintenance of or Alterations to the Building be performed by the Landlord at the Tenant’s cost if they affect the structure of the Building. The Tenant will pay to the Landlord, on demand, the Landlord’s costs of the maintenance or Alterations, including architectural and engineering consultants’ fees, plus the Supervision Fee.

If any part of the Building requires repairs, replacement or alteration because of anything done or omitted to be done by the Tenant or its officers, directors, agents, employees, contractors, invitees or licensees then the Tenant will pay to the Landlord, on demand, the Landlord’s cost of repairs, replacements or alterations, plus a Supervision Fee calculated on said costs.

The Tenant shall not be entitled to install upon the roof of the Building any equipment except as consented to in writing by the Landlord, which consent may not be unreasonably withheld, but if given shall be subject to whatever reasonable conditions the Landlord, in its sole discretion, deems necessary in the circumstances.

4.14	Indemnity

The Tenant covenants to indemnify the Landlord against and from all losses, costs, claims and demands in respect of any injury or damage caused by or resulting from any work under Article 4.13 of this Lease. Unless caused by the fault, negligence or want of care or skill by or of Landlord or any of its agents, employees, invitees, contractors or other persons for whom Landlord is responsible or who are responsible to Landlord by contract or by law.

4.15	Removal of Alterations and Restoration of Leased Premises

All Alterations, which exclude the Tenant’s trade fixtures, are the property of the Landlord. The Tenant will not, unless authorized by the Landlord, remove any Alterations from the Leased Premises at any time prior to the expiry or earlier termination of this Lease. At that time, the Tenant will, at its own expense:

(i)

remove its trade fixtures from the Leased Premises, failing which they will, at the Landlord’s option, either be removed by the Landlord at the Tenant’s cost or become the property of the Landlord; and

(ii)

at the Landlord’s option to be exercised by reasonable prior written notice to such effect, remove all Alterations effected by the Tenant or on its behalf during the Term of the Lease and return the Leased Premises in the condition they were in at the Commencement Date of the Term, reasonable wear and tear excepted, failing which such removal shall be effected by the Landlord at the Tenant’s cost.

The Tenant will repair any damage caused to any part of the Leased Premises by such removal and will leave the Building in a clean, broom swept condition and free of all rubbish. At the expiry or termination of this Lease, the Tenant will also deliver all keys and security cards for the Building to the Landlord.

4.16	Signs and Advertising

a)

The Tenant may at its expense, erect and maintain identification signage of a type and in a location specified in writing by the Landlord, subject to the Landlord’s prior written approval which approval shall not be unreasonably withheld or delayed of such signage and compliance with all governmental authorities and the Landlord’s sign policy for the Building. Any such sign shall remain the property of the Tenant and shall be maintained by the Tenant at its sole cost and expense and the Tenant shall pay for the electricity consumed by such sign. At the expiration or earlier termination of this Lease, the Tenant will remove any such sign from the Leased Premises at its expense and will promptly repair all damage caused by its installation or removal.

b)

If the Landlord, acting reasonably, objects to any sign, picture, advertisement, notice, lettering or decoration which may be affixed or displayed in any part of the interior of the Leased Premises and which is visible from the exterior thereof, the Tenant shall forthwith remove or replace same at the Tenant’s expense.

c)	Notwithstanding any of the foregoing or any other provision of this Lease to the contrary, the Landlord hereby approves all of Tenant’s signage on the Leased Premises existing as of the date hereof.

ARTICLE 5

LANDLORD’S COVENANTS

5.1	Realty Taxes

The Landlord will pay Realty Taxes. However, the Landlord may defer payment of Realty Taxes, or defer compliance with laws in connection with the levying of Realty Taxes, to the extent legally permitted, if it diligently prosecutes a contest or appeal of the Realty Taxes.

5.2	Landlord’s Insurance

The Landlord will maintain: (a) all risks (broad form) insurance on the Leased Premises (excluding any property of the Tenant or any other persons on the Leased Premises); (b) public liability and property damage insurance with respect to the Landlord’s operations on the Leased Premises; and (c) whatever other forms of insurance the Landlord or the Mortgagee reasonably consider advisable. The Landlord’s insurance will be in those reasonable amounts and with those reasonable deductibles that a prudent owner of a similar building would maintain, having regard to size, age and location. Notwithstanding the Landlord’s covenant contained in this Article 5.2 and notwithstanding any contribution by the Tenant to the cost of the Landlord’s insurance premiums as part of Operating Costs or otherwise, the Tenant agrees that (i) the Tenant is not relieved of any liability arising from or contributed to by its acts, fault, negligence or omissions; (ii) no insurable interest is conferred on the Tenant under any policies of insurance carried by the Landlord and (iii) the Tenant has no right to receive any proceeds of any such insurance policies carried by the Landlord. Landlord’s insurance policies shall contain a waiver by Landlord’s insurer of all rights of subrogation as against the Tenant and Tenant’s directors, officers, employees, servants, agents and those for whom Tenant is responsible in law, whether or not any loss or damages caused or contributed to by the act, omission or negligence of any of them.

5.2A	Release

Landlord hereby releases and waives any and all claims against Tenant and those for whom Tenant is in law responsible with respect to any loss, injury or destruction to the extent of the aggregate of the proceeds payable to the Landlord under any policy of insurance carried by the Landlord plus any deductibles there under or to the extent that such proceeds would have been available to Landlord had it satisfied its obligations to insure as set forth in this Lease (deductibles to be considered as non-existent in such case), whether or not such loss, injury or destruction arises from the negligence of Tenant or those for whom Tenant is in law responsible.

5.2B	Indemnity

Except to the extent, if any, that Landlord is released by another provision of this Lease from liability therefore, Landlord will indemnify and hold harmless Tenant from and against all claims, liabilities, damages, costs, suits or actions arising from:

(a)

any accident, injury (including death) or damage whatsoever, howsoever caused, to any person or persons (including, without limiting the generality of the foregoing, Landlord, its employees, agents and invitees or licensee of Landlord and all other persons claiming through or under any of them) or to the property of any such person or persons occurring during the Term, caused by want of maintenance, repair or replacement or other condition of the Leased Premises for which Landlord is responsible;

(b)	any event or circumstance Tenant is released from under a provision of this Lease or by law;

(c)	any breach, violation or non performance of any covenant, condition or agreement contained in the present Lease or on the part of Landlord to be fulfilled, kept, observed or performed;

(d)

the conduct or management of or from any work or thing whatsoever done or not done in or about the Leased Premises or arising from any act of negligence, omission, imprudence, neglect or want of care or skill by or of Landlord or any of its agents, employees, invitees, contractors or other persons for whom Landlord is responsible or who are responsible to Landlord by contract or by law; and

(e)	failure of Landlord to fully, faithfully and punctually comply with any legitimate requirement of any public or quasi public authority having jurisdiction over the Leased Premises.

5.3	Maintenance and Repairs

Subject to Article 6, the Landlord will maintain and repair the Leased Premises as would a prudent owner of a similar industrial building, having regard to size, age and location, subject to the following exceptions: (a) normal wear and tear, and (b) damage or injury caused by or to the extent contributed to by anything done or omitted to be done by or the negligence of the Tenant or those for whom it is legally responsible and the costs thereof shall be included in Operating Costs.

In the case of sub-paragraph (b) above, but subject to Article 6, the Landlord shall repair and the cost thereof shall be charged to the Tenant plus the Supervision Fee and shall be payable by the Tenant to the Landlord upon demand.

The Landlord shall maintain and repair the HVAC System serving the Leased Premises and the cost thereof shall be included in Operating Costs.

The Landlord shall maintain and repair all pedestrian and garage doors in the loading dock area and such costs shall be included in Operating Costs. Notwithstanding the foregoing, Landlord shall not be responsible for damages caused by the willful misconduct or negligence of the Tenant or those for whom it is responsible at law and the Tenant will remain responsible to maintain and repair opening and closing mechanisms (such as, by way of example, locks and automatic door openers and dock levelers).

The Landlord will use its best efforts as would a prudent owner of a similar industrial building to minimize all Operating Costs.

5.3A	Landlord’s care

Notwithstanding any contrary provision of this Lease, Landlord will effect:

(a)	structural repairs or replacements including those resulting from inherent structural defects or weaknesses;

(b)	the correction of any construction or design fault or defect due to improper materials or workmanship;

(c)	repairs and replacements of the roof; and

(d)	replacements of the heating, ventilating and air-conditioning equipment servicing the Leased Premises.

Tenant will permit Landlord to perform its obligations for matters contemplated in this Section 5.3A. without being entitled to any indemnity, reduction and Rent or any damages or compensation therefore. All such work will be completed by Landlord with reasonable dispatch, as a prudent landlord would do and without unreasonably interfering with Tenant’s use and enjoyment of the Leased Premises.

5.4	Control of the Leased Premises by the Landlord

a)

The Landlord has at all time exclusive control of the Leased Premises and their management and operation. Without limiting the generality of the foregoing, the Landlord will have, among its other rights, the right to: (i) temporarily obstruct parts of the Leased Premises for necessary maintenance, repair or construction; (ii) employ managers for the operation, maintenance and control of the Leased Premises; (iii) and perform any act as, in the use of good business judgment, the Landlord determines to be advisable for the more efficient and proper operation of the Leased Premises and in such way as to minimize disruption of the Tenant’s enjoyment of the Leased Premises.

b)

Despite anything to the contrary in this Lease but provided that Landlord acts with prudence and diligence so as to minimize description of Tenant’s enjoyment of the Leased Premises, the Landlord shall be not liable for and the Tenant will not be entitled to any compensation or Rent reduction as a result of the Landlord’s exercise of its rights under subparagraph a).

5.5	Landlord’s Right of Entry

It is not a re-entry or a breach of quiet enjoyment if the Landlord enters the Leased Premises at reasonable times after reasonable written notice (but if the Landlord determines there is an emergency, no notice is required): (i) to examine the Leased Premises, including an examination to ensure that there are no Hazardous Substances present and there are appropriate safeguards in place to avoid the existence of any Hazardous Substances; (ii) to make permitted or required repairs, alterations, improvements or additions to the Leased Premises or the Building; or (iii) to show them to prospective purchasers, tenants or Mortgagees, in each case (to the extent reasonably possible in the circumstances) without unreasonably interfering with the Tenant’s business operations in the Leased Premises. The Landlord may take material onto the Leased Premises for these purposes. Rent will not abate or be reduced while the repairs, alterations, improvements or additions are being made provided Tenant’s business operations are not unduly affected. During the 6 months prior to the expiry of the Term, the Landlord may place upon the Building “For Rent” notices of reasonable size and in reasonable locations.

ARTICLE 6

DAMAGE AND DESTRUCTION AND EXPROPRIATION

6.1	Damage and Destruction

The Landlord and the Tenant agree that, if during the Term, the Building or the Leased Premises are damaged or destroyed by fire, lightning or any other peril in connection with which the Landlord is insured or should have been insured pursuant to the terms of this Lease in relation to the Leased Premises (hereinafter called “Damage”) and such Damage, in the opinion of the Landlord acting reasonably, renders the Leased Premises or the Building:

a)

so substantially and severely damaged that they cannot with reasonable diligence be repaired or rebuilt within 150 days after the happening of Damage, then this Lease shall at the Landlord’s or the Tenant’s option (such option shall be exercised within sixty (60) days of the date of Damage) cease and become ended and terminated as of the date of Damage and in the event of such termination as above mentioned, the Landlord may immediately on such termination re-enter and repossess the Leased Premises discharged from this Lease. In the event either the Landlord or the Tenant exercises the said option to terminate this Lease as hereinbefore set out in this Article, then notice of exercise of such option to be valid and effective, shall be accompanied by a certificate from an architect or engineer chosen by the Landlord, stating that the Leased Premises or the Building, cannot with reasonable diligence be repaired or rebuilt within 150 days of Damage;

b)

in the event that neither the Landlord nor the Tenant shall elect to terminate this Lease by reason of Damage, as set out in sub-paragraph a), or if the Building or the Leased Premises shall be reparable as aforesaid within 150 days from the happening of Damage, the Rent and all other sums payable by the Tenant to the Landlord under this Lease, shall abate by the same proportion as the area of the part of the Building rendered unfit for occupancy bears to the whole of the Building but only to the extent of the monies actually received by the Landlord from any company carrying rental income insurance on the Building and the Landlord covenants and agrees with the Tenant, if Damage is covered by the Landlord’s insurance or should have been pursuant to the terms of this Lease, to forthwith proceed and carry on with all diligence, the completion of such repairs and replacements as shall be necessary to repair the Building and Leased Premises to substantially the same condition in which they were prior to the Damage;

c)

Rent payable by the Tenant hereunder shall not be abated if the Damage is caused by any act or omission of the Tenant, its agents, contractors, employees or any other person entering upon the Leased Premises under the invitation of the Tenant;

d)

In the event of termination of the Lease in the aforementioned manner, all insurance benefits, other than those sums relating to the property of the Tenant, shall be and shall remain the absolute property of the Landlord;

e)

Notwithstanding anything herein contained if any such damage or destruction results from the fault or negligence of the Tenant or a person or persons for whom the Tenant is in law responsible, without prejudice to any other rights or remedies of the Landlord, the Tenant shall be liable for all costs and damages and the damages may be repaired by the Landlord at the cost and expense of the Tenant.

6.2	Expropriation

IF THE LEASED PREMISES, THE BUILDING OR THE LANDS ARE EXPROPRIATED BY A GOVERNMENTAL AUTHORITY IN A MATERIAL OR SUBSTANTIAL MANNER, THE LANDLORD OR TENANT SHALL HAVE THE RIGHT TO TERMINATE THIS LEASE UPON AT LEAST THIRTY (30) DAYS NOTICE TO THE OTHER, ALL RENT WILL ABATE AS OF THE EFFECTIVE DATE OF THE NOTICE, AND THE TENANT WILL HAVE NO CLAIM AGAINST THE LANDLORD AS A RESULT OF THE EARLY TERMINATION OF THIS LEASE.

ARTICLE 7

TRANSFERS BY TENANT AND SALE AND FINANCING BY THE LANDLORD

7.1	Consent to Transfer

a)

The Tenant will not enter into a Transfer without the Landlord’s prior written consent. Notwithstanding any statute or common law, such consent may be withheld if there is an Event of Default; but otherwise consent will not be unreasonably withheld. The Landlord will be deemed to be reasonable in withholding its consent to any Transfer if, among other reasons:

(i)

in the Landlord’s reasonable opinion: (1) the financial background, business history and capability of the Transferee is unsatisfactory; (2) the Transferee may not be able to pay the Rent in full when due and payable; or (3) the nature or character of the proposed business of the Transferee is such that it might harm the Landlord’s business or reputation, or is unethical, immoral or illegal;

(ii)

the Transferee pays or gives to the Transferor money or other value that is reasonably attributable to the Landlord’s Work that are owned by the Landlord or that the Landlord has paid for in whole or in part;

(iii)	the Transfer is a mortgage, charge or debenture in respect of this Lease or the Leased Premises; or

(iv)	the Landlord does not receive sufficient information from the Tenant or the Transferee to enable it reasonably to make a determination concerning the matters set out above.

This section does not apply to a Transfer that occurs on the death of the Transferor, or a Transfer described in paragraph (c) of the definition of “Transfer”, where the Tenant occupies all of the Leased Premises and is either (A) a Public Corporation, or (B) a subsidiary body corporate (as currently defined under the Canada Business Corporations Act) of a Public Corporation and the shares of the Public Corporation (and not of the Tenant) are transferred or issued. The Tenant will nevertheless notify the Landlord if any exempt Transfer takes place.

In addition, this section shall not apply to the sublease of part of the Building by Tenant to Thersol Inc. as well as to a non-profit organization known as Société de sclérose systémique (Sclérodermie) du Québec Inc. which have been previously disclosed to Landlord and for which Landlord hereby grants its consent for all intents and purposes hereof.

b)

If the Tenant intends to effect a Transfer, then the Tenant will give prior written notice to the Landlord of such intent, specifying the proposed Transferee and providing additional information including, without limitation, a copy of any bona fide written offer with respect to the proposed Transfer which the Tenant is prepared to accept, subject to compliance with the provisions of this Lease and which must disclose any and all monetary payments or other consideration made or to be made by the proposed Transferees as consideration for such Transfer, and any other information concerning the financial or business status of the Transferee that the Landlord requires. The Landlord will, within ten (10) days after having received notice and all necessary information, notify the Tenant in writing either that it consents or does not consent to the Transfer.

c)

Notwithstanding anything to the contrary contained in section 7.1a) and provided no Event of Default exists, the Tenant shall have the right to effect a Transfer without the Landlord’s prior written consent to:

(i)

a holding or subsidiary body corporate or affiliate of the Tenant as such terms are defined in the Canada Business Corporations Act as amended from time to time or any successor or replacement legislation (a “Related Company”); or

(ii)	a corporate successor which results from the merger, amalgamation or other corporate reorganization of Tenant; or

(iii)	to a bona fide purchaser, as a going concern, of substantially all the assets and operations of Tenant.

(each such persons being called a “Permitted Transferee” and each such transfer being called a “Permitted Transfer”)

In the case of any Permitted Transfer, the Permitted Transfer will not become affective unless (a) the Landlord receives prior written notice of the transfer; (b) in the case of a Permitted Transfer pursuant to subparagraph a), the Permitted Transferee remains a Related Company of the Tenant; and (c) all the provisions of Sections 7.2 and 7.3 shall apply to each such Permitted Transfer.

7.2	Transfer Conditions

The following conditions apply to Transfers and to consents given by the Landlord: (a) the Landlord’s consent is not a waiver of the requirements for consent for subsequent Transfers; (b) the Transferor will remain liable for the Tenant’s obligations and indemnify the Landlord against the Transferee’s failure to perform the Tenant’s obligations after the Transfer; (c) the Transferee will execute an agreement directly with the Landlord agreeing to be bound by this Lease as a Tenant; (d) the Landlord may apply amounts collected from the Transferee to any unpaid rent; and (e) once the Landlord’s consent is given, the Transfer must take place within sixty (60) days or the consent will expire and the Transfer may not take place unless the Tenant again complies with Article 7 and (f) the Tenant will reimburse any out of pocket expenses incurred by the Landlord during its review of the Tenant’s request for a Transfer, including legal costs on a solicitor-and-own-client basis and, in addition, will pay to the Landlord a fee of $500.00 (plus G.S.T.) for the preparation of the legal documentation evidencing the Landlord’s consent to the Transfer. For greater certainty, the total amount payable by the Tenant to the Landlord under this Section 7.2 shall not exceed $750.00 (plus G.S.T.). The Landlord hereby acknowledges that no fee whatsoever shall be charged to the Tenant in reference with the subleases in favor of Thersol Inc. and Société de sclérose systémique (Sclérodermie) du Québec Inc. referred to in paragraph 7.1 a) above.

7.3	Additional Terms Respecting Transfers

a)

Acceptance by the Landlord of Rent or other payments by a Transferee is not, (i) a waiver of the requirement for the Landlord to consent to the Transfer, (ii) the acceptance of the Transferee as Tenant, or (iii) a release of the Tenant from its obligations under this Lease.

b)

No part of the Leased Premises or this Lease will be listed or advertised by the Tenant or any other Person for the purpose of a Transfer, without the Landlord’s prior written consent, which may not be unreasonably withheld or delayed.

c)	Any documents evidencing the Landlord’s consent to the Transfer and the matters set out in Section 7.2 will be prepared by the Landlord.

d)

The Released Persons will not be liable for any claims, actions, damages, liabilities or expenses of the Tenant or any Transferee arising out of the Landlord delaying or withholding its consent to any Transfer and the Tenant’s only recourse will be to bring an application for a declaration that the Landlord must grant its consent to the Transfer.

e)

In the event of any Transfer by the Tenant by virtue of which the Tenant receives a rent in the form of cash, goods or services from the Transferee which is greater than the Rent payable hereunder to the Landlord, the Tenant will pay such excess to the Landlord in addition to all Rent payable under this Lease, and such excess rent shall be deemed to be further Additional Rent payable hereunder.

7.4	Sale by the Landlord

If the Landlord transfers or disposes of any part of the Leased Premises or all or part of the Landlord’s interest therein or under this Lease, then to the extent that the transferee or disposee agrees with the Landlord to assume the Landlord’s obligations under this Lease, the Landlord will be released from them, except for the existing defaults as of the date of the transfer or disposition.

7.5	Subordination and Attornment

This Lease is subordinate to every existing and future mortgage, charge, trust deed, financing, refinancing or collateral financing against the Leased Premises or the Building and any renewals or extensions of or advances under them (collectively “Encumbrances”). The Tenant will, on request, attorn to and recognize as landlord the holder of any such Encumbrances or any transferee or disposee of the Building or of an ownership or equity interest in the Building. The Tenant will, within ten (10) days after the request, sign and deliver any reasonably requested postponement, subordination or attornment document.

The Landlord will make best efforts to obtain non disturbance agreements for all Encumbrances (currently in place and subsequent charges). The non disturbance agreement will be on the lenders standard form and will be subject to review and comments by the Tenant acting reasonably. The Tenant may, if necessary, make reasonable efforts to have the lender amend the standard form based on the Tenant’s reasonable request for such amendments. The Tenant shall not unduly delay the signing of the subordination agreement. The Landlord hereby declares that as at the Commencement Date of the Lease, there shall be no Encumbrances in place.

7.6	Status Statement

Within fifteen (15) days after the request, the Tenant will sign and deliver to the Landlord or to any Person with or proposing to take an interest in all or part of the Leased Premises, a status statement or certificate stating that this Lease is in full force and effect, any modification to this Lease, the commencement and expiry dates of this Lease, the date to which Rent has been paid, the amount of any Pre-Paid Rent or Deposit, listing any alleged existing defaults by the Landlord or set-offs by the Tenant and the particulars thereof and any other information reasonably required by the Person requesting the certificate.

ARTICLE 8

DEFAULT

8.1	Right to Terminate

a)

If an Event of Default occurs, (i) the full amount of the current month’s and the next three (3) months’ installments of Rent and GST and QST will immediately be due and payable, and (ii) the Landlord may without any other form of legal process whatsoever, at the Landlord’s option, to be exercised by written notice to the Tenant, forthwith terminate this Lease ipso facto and all of the Tenant’s rights under it will terminate without prejudice to the Landlord’s right to recover any arrears of Rent and damages for any previous breach by the Tenant of this Lease. Despite any termination for an Event of Default, the Landlord may sue the Tenant for damages, including loss of future Rent as a result of this Lease being prematurely terminated and the cost of recovering the Leased Premises. If any legal proceedings are instituted because of an Event of Default, the Tenant will pay the Landlord’s expenses, including reasonable legal fees on a solicitor and client basis.

Upon termination, the Tenant will promptly (and in any case within ten (10) days after written notice requiring it to do so) remove all of its property from the Leased Premises, or the Landlord may at any time remove all or part of the property from the Leased Premises and store it in a public warehouse or elsewhere at the cost of the Tenant. Despite anything to the contrary, the Landlord will not be responsible for loss or damage to any of the Tenant’s property regardless of how the loss or damage is caused unless caused by its fault or by negligence or those for whom it is responsible. If the Tenant fails to remove its property as required, or if it fails to pay the Landlord’s costs of removal and storage within ten (10) days after written notice specifying those costs, the Tenant will be considered to have abandoned its property and the Landlord will be entitled to remove it at the Tenant’s cost or retain or sell or dispose of it for the Landlord’s own benefit.

8.2	Landlord May Cure the Tenant’s Default

If the Tenant defaults in the payment of money that is required under this Lease to be paid to a third party, the Landlord may, after ten (10) days’ notice to the Tenant, pay all or part of the amount payable. If the Tenant otherwise defaults under this Lease the Landlord may give the Tenant at least ten (10) days’ prior notice (except that no notice will be required in an emergency) and if the Tenant does not, within such a period, commence diligently and then proceed diligently to cure the default, the Landlord may perform or cause to be performed all or part of what the Tenant failed to perform. Then Tenant will pay to the Landlord on demand, the Landlord’s reasonable expenses incurred under this Section 8.2, plus the Supervision Fee.

8.3	Application of Money

The Landlord may apply amounts received from or due to the Tenant against amounts due and payable under this Lease, even if otherwise requested by the Tenant, unless the Tenant can satisfactorily demonstrate to the Landlord, acting reasonably, that an account is in fact not due and payable. Payment by the Tenant or receipt by the Landlord of less than the required monthly payment of Rent is on account of the earliest stipulated Rent. An endorsement or statement on a cheque or letter accompanying a cheque or payment as Rent is not an acknowledgment of full payment, and the Landlord may accept and cash the cheque or payment without prejudice to its right to recover the balance of the Rent or pursue its other remedies.

8.4	Remedies Generally

The remedies under this Lease are cumulative and may be exercised independently or in combination with others. No remedy is exclusive or dependant on any other remedy. The specifying or use of a remedy under this Lease does not limit rights to use other remedies available at law generally. The Tenant agrees that any breach by the Landlord under this Lease can be adequately compensated in damages.

ARTICLE 9

ENVIRONMENTAL MATTERS

9.1	Definitions

For the purpose of the Lease and, in particular, this Section:

a)

“Environmental Laws” means all federal, provincial and municipal laws, regulations, by-laws, standards, requirements, ordinances, codes, policies, guidelines, Orders, Notices, Permits and directives pertaining to the protection, conservation, utilization, impairment or degradation of the Environment in effect from time to time;

b)	“Environment” includes air, land, groundwater and surface water;

c)

“Governmental Authority” means any federal, provincial or municipal parliament, legislature, or any regulatory body, agency, ministry, department, commission or board, or any court or any other law, regulation or rule-making entity, having jurisdiction, or any Person purporting to act under the authority of any of the foregoing or any other authority charged with the administration or enforcement of Environmental Laws;

d)	“Notice” means any citation, directive, Order, inspection, proceeding, judgment or other communication, written or oral, received by the Tenant;

e)	“Order” means any order, decision, decree, judgment, ruling, claim or the like from or by any Governmental Authority under any Environmental Laws;

f)	“Permit” means any permit, certificate, authorization, licence, right or exemption or the like issued or granted by any Governmental Authority pursuant to or under any Environmental Laws;

g)	“Release” includes any release, discharge, emission, disposal or dumping into or within the Environment.

9.2	Covenants

a)	Compliance with Environmental Laws

The Tenant shall comply and cause its employees, agents, contractors and those for whom it is responsible to comply with all Environmental Laws (including, without limiting the generality of the foregoing, obtaining any required Permits) relating to the Leased Premises or the use thereof by the Tenant or those acting under its authority or control.

b)	Inspection

The Tenant shall permit the Landlord, its officers, employees, consultants, authorized representatives and agents to (i) inspect the Leased Premises and the Tenant’s operations; (ii) conduct tests and environmental assessments; (iii) remove samples from the Leased Premises; (iv) examine and photocopy any documents or records relating to the Leased Premises; and (v) interview the Tenant and its employees, agents, contractors and those for whom it is responsible; all at such reasonable times and intervals as the Landlord may desire.

c)	Use of Hazardous Substances

The Tenant shall not use the Leased Premises, or permit them to be used, to utilize, manufacture, store, produce or process any Hazardous Substance with the exception of those listed in Schedule ”F” and except as permitted in writing by the Landlord to be brought into the Building or onto the Lands and in compliance with all Environmental Laws.

d)	Notice to the Landlord

The Tenant shall promptly notify in writing both the Landlord and the proper Governmental Authority, of any Release occurring upon the Leased Premises.

e)	Removal of Hazardous Substances

The Tenant shall, promptly on demand remove all non-permitted Hazardous Substances used or Released by the Tenant or brought onto the Leased Premises, by the Tenant or those acting under its authority or control. For greater certainty, the foregoing obligation of the Tenant shall include, without limitation, the responsibility to remove any Hazardous Substances which have, as a result of the operations of the Tenant or any other Person acting under its authority or control, become affixed to, permeated or accumulated on or within any structures forming part of the Building or the Lands.

f)	List of Hazardous Substances

Attached as Schedule “F” is a list of all material Hazardous Substances that the Tenant will use at the Leased Premises. This list will be updated and submitted to the Landlord annually on the anniversary date of the Commencement Date.

g)	Audit Report

Upon the request of the Landlord during the Term or any extension thereof or four (4) months preceding the calendar month in which the Term or any extension thereof expires, as the case may be, the Tenant shall provide to the Landlord an independent audit report, in form and substance and from qualified experts approved by the Landlord, acting reasonably, regarding Hazardous Substances on, under or about the Leased Premises. Should such report reveal that no Hazardous Substances were found on, under or about the Leased Premises that were Released by the Tenant or its employees, agents, invitees or contractors, the costs of the report shall then be borne by the Landlord and, if the report reveals the presence of any Hazardous Substances on, under or about the Leased Premises that were Released by the Tenant or its employees, agents, invitees or contractors, the cost of the report shall then be borne by the Tenant.

h)	Remedial Action

Upon the demand by any Governmental Authority or the Landlord requiring that removal, cleanup, remedial or corrective action be undertaken either because of the introduction, deposit, Release, emission, leak, spill or discharge of Hazardous Substances at the Leased Premises during the Term or which is otherwise caused by the Tenant’s operations, occupation or use of the Leased Premises, the Tenant shall promptly at its own expense take all action necessary to carry out a full and complete removal, cleanup, remedial or corrective action. No action by the Landlord and no attempt by the Landlord to mitigate its damages under any law shall constitute a waiver or release of the Tenant’s obligations hereunder and the Tenant shall indemnify and save harmless the Landlord from all costs and expenses incurred by the Landlord pursuant to this Lease and in respect of the Hazardous Substances found on the Leased Premises and caused by Tenant’s operations, occupation or use of the Lease Premises save and except those listed in Schedule “F” and those permitted to be brought into the Leased Premises by Landlord and from all other damages suffered by the Landlord by reason of the Tenant’s actions or default hereunder. The Tenant’s obligations and liabilities hereunder shall survive the expiration or sooner termination of this Lease.

ARTICLE 10

GENERAL PROVISIONS

10.1	Net Lease

a)

This Lease is an absolutely Net Lease to the Landlord. Except as otherwise provided in this Lease, the Landlord is not responsible for any costs relating to the Leased Premises or the Leased Premises’ use, occupancy or contents, or the business carried on in it, and the Tenant will pay all charges, impositions, costs and expenses relating to the Leased Premises except as otherwise provided in this Lease.

b)

The Tenant will pay GST and QST on Rent and any other GST and QST imposed by the applicable legislation on the Tenant in respect of this Lease, in the manner and at the times directed by the applicable legislation. The Landlord will have all of the same remedies and right of recovery for it as it has for non-payment of Rent.

10.2	Landlord and Representatives to Act Reasonably and in Good Faith

In making a determination, calculation, estimate or allocation or in granting any consent or approval under this Lease, the Landlord will act reasonably and in good faith, subject to the specific provisions of this Lease. Each accountant, architect, engineer, surveyor or other professional Person employed or retained by the Landlord will act in accordance with the applicable principles and standards of the Person’s profession.

10.3	Entire Agreement and General Interpretation

This Lease includes any Schedules and riders attached to it. There are no covenants, promises, agreements, representations, warranties, conditions or understandings, either oral or written, between the parties concerning this Lease, the Leased Premises, the Building, the Lands or any other related matter, except those that are set out in this Lease. No amendment or addition to this Lease is binding upon the Landlord or the Tenant unless it is in writing and signed by the Tenant and the Landlord. Each obligation under this Lease is a covenant. The captions, section numbers, article numbers and Table of Contents do not define, limit, construe or describe the scope or intent of the sections or articles. The use of the neuter singular pronoun to refer to the Tenant is a proper reference even though the Tenant is an individual, a partnership, a Corporation or a group of two or more individuals, partnerships or corporations. The grammatical changes needed to make the provisions of this Lease apply in the plural sense when there is more than one tenant and to corporations, associations, partnerships or individuals, males or females, are implied. Wherever the word “including” is used it is intended to mean “including but not limited to”, and “includes” has a corresponding meaning. This Lease will be governed by the laws of Canada and the Province of Quebec. Time is of the essence of this Lease. The Landlord and the Tenant agree that this Lease creates a relationship of landlord and tenant only and specifically does not create nor constitute a partnership between them.

10.4	Severability

If a part of this Lease or the application of it is unenforceable or illegal to any extent, that part: (i) is independent of and severable from the remainder of this Lease, and its unenforceability or illegality does not affect the remainder of this Lease; and (ii) continues to be enforceable to the fullest extent permitted by law. No part of this Lease will be enforced against a Person, if, or to the extent that by doing so, the Person is made to breach the law, rule, regulation or enactment.

10.5	Overholding

The Lease shall automatically and without notice terminate on the last day of the Term or any extension thereof and the occupancy of the Leased Premises by the Tenant after that date shall not have the effect of extending or renewing the Lease for any period of time, whether by way of tacit renewal or otherwise. The Tenant shall in such case be deemed to be occupying the Leased Premises against the will of the Landlord, who shall have the right to avail itself of any and all recourses provided by law to evict the Tenant and claim for damages.

Notwithstanding the foregoing, if the Tenant remains in possession of the Leased Premises after the Term, the Tenant will occupy the Leased Premises as a month to month tenant. The monthly Rent, payable in advance on the first day of each month, will be equal to the total of: (a) twice the Base Rent payable for the last month of the Term and (b) the Additional Rent payable for the last month of the Term. All of the other provisions of this Lease will apply as far as they can to a monthly tenancy, with any necessary modifications being assumed.

10.6	Successors

This Lease applies to the successors and assigns of the Landlord and the heirs, executors, administrators and permitted successors and permitted assigns of the Tenant. If there is more than one Tenant, or more than one Person comprising the Tenant, each is bound jointly and severally by this Lease.

10.7	Waiver

The waiver by the Landlord or the Tenant of a default under this Lease is not a waiver of any subsequent default. The Landlord’s acceptance of Rent after a default is not a waiver of any preceding default under this Lease even if the Landlord knows of the preceding default at the time of acceptance of the Rent. No obligation or term of this Lease will be considered to have been waived by the Landlord or the Tenant unless the waiver is in writing.

10.8	Notices

Any notice, demand, consent or request (a “Notice”) under this Lease will be in writing and will be delivered in person or sent by registered mail postage prepaid and addressed: (a) if to the Landlord, at the address specified in paragraph 1 of the Basic Terms or to such other Person at any other address that the Landlord designates by Notice; and (b) if to the Tenant, at the Leased Premises.

A Notice will be considered to have been given or made on the day that it is delivered, or, if mailed, provided postal service is not, or is not expected to be interrupted, three (3) business days after the date of mailing. If there is more than one Tenant, it will suffice if the Landlord delivers or mails a Notice to only one of them. Service by electronic means (such as e-mail or facsimile) is not deemed to be valid service of Notice.

10.9	Registration

This Lease or any assignment or sublease or other document evidencing an interest of the Tenant in this Lease or the Leased Premises shall not be published at length but only by notice in accordance with Article 2999.1 of the Civil Code of Quebec and then only after the form and terms of such notice have been approved by Landlord, which approval shall not be unreasonably withheld or delayed and the whole at the cost of Tenant, including the cost of publication and providing a copy to Landlord. Should notice of this Lease be published, Tenant shall, at the expiration or termination thereof, cause same to be radiated at its expense, failing which Landlord will have the right to cause such radiation and charge Tenant with the cost of same. The Tenant agrees that within thirty (30) days after the expiry of this Lease, the Tenant shall provide the Landlord with written proof that the notice of lease has been radiated.

10.10	Secured Claims

The Tenant will ensure that no Secured Claim is registered or filed against: (a) any part of the Building or the Lands; (b) the Landlord’s or any Mortgagee’s interest in any part of the Building or the Lands; or (c) the Tenant’s interest in the Leased Premises or any of the leasehold improvements in the Leased Premises; by any Person claiming by, through, under or against the Tenant or its contractors or subcontractors. If a Secured Claim is registered or filed and the Tenant fails to promptly discharge it after receipt of notice from the Landlord, the Landlord may discharge the Secured Claim or notice of it by paying the amount claimed to be due into court (together with whatever additional amounts are required to be paid into court to obtain its removal) or directly to the holder of the Secured Claim and the Tenant will pay to the Landlord on demand all costs (including legal fees) incurred by the Landlord in connection with the Secured Claim, plus the Supervision Fee.

Notwithstanding the foregoing paragraph of this Section 10.10 or any contrary provision of this Lease, it is specifically agreed and understood that Tenant may grant a movable hypothec, security or other Secured Claims on its assets located in the Leased Premises for the purposes of financing Tenant’s operations in or from the Leased Premises which, for clarification and greater certainty, shall not require Landlord’s consent.

10.11	Rules and Regulations

The Tenant will comply with all reasonable rules and regulations passed and revised by the Landlord from time to time (“Rules and Regulations”). However, the Tenant will not be responsible for complying with any Rules and Regulations beyond those contained in Schedule “E”, unless notice of them is first given to the Tenant. No Rules and Regulations will be enforced against the Tenant in a discriminatory manner or impose any charge or payment on the Tenant which is not expressly provided for in this Lease.

10.12	Indemnifier

The Tenant shall deliver to the Landlord, on or before the execution of this Lease by the Tenant, the Landlord’s standard form of indemnity agreement substantially in the form annexed hereto as Schedule “H” duly executed by the Indemnifier, if any.

10.13	Force Majeure

Despite anything to the contrary, if the Landlord or the Tenant is, in good faith, prevented from doing anything required by this Lease because of Force Majeure, the doing of the thing is excused for the period of the Force Majeure and the party prevented will do what was prevented within the required period after the Force Majeure, but this does not excuse either party from payment of amounts they are required to pay at the times specified in this Lease.

10.14	Acceptance of Lease

The Tenant accepts this Lease of the Leased Premises to be held by it as Tenant, subject to the terms set out in this Lease.

10.15	Broker

The Tenant represents and warrants to the Landlord that it was not represented by any broker, agent or other intermediary during the negotiation of this Lease and that the Tenant shall indemnify and hold the Landlord harmless from and against any claim made by any broker, agent or other intermediary claiming to act on the Tenant’s behalf.

The Landlord represents and warrants to the Tenant that it was not represented by any broker, agent or other intermediary during the negotiation of this Lease and that the Landlord shall indemnify and hold the Tenant harmless from and against any claim made by any broker, agent or other intermediary claiming to act on the Landlord’s behalf.

10.16	Limited Recourse

The recourse of the Tenant against the Landlord shall be limited to the Landlord’s interest in the Lands and Building. The Tenant shall have no recourse to any other assets of the Landlord.

Notwithstanding anything else contained herein, the Tenant acknowledges, covenants and agrees:

a)	that the Landlord named in this Lease is a nominee on behalf of Summit Real Estate Investment Trust (the “Trust”); and
b)

if and to the extent there are any obligations created by this Lease which may apply to the Trust (it being the understanding and agreement of the parties that the provisions of this paragraph are not intended to, or be deemed to create or result in any such obligations in respect of the Trust) then, in such case, any obligations created by this Lease and any liabilities arising in any manner whatsoever out of or in connection with this Lease in respect of the Trust, shall not be personally binding upon, nor shall resort be had to, nor shall recourse or satisfaction be sought from, the private property of any of:

i)	the unit holders of the Trust;

ii)	the annuitants under a plan of which a unit holder of the Trust acts as trustee or carrier; and,
iii)	the officers, trustees, employees or agents of the Trust.

10.17	Parking

The Tenant shall have the right to the exclusive use of all the parking facilities located on the Lands in the manner described in Paragraph #17 of the Basic Terms.

The Landlord and any Person authorized by the Landlord shall have the right without unduly interfering with the Tenant’s business to relocate or alter parking areas, driveways and access ramps from time to time as the Landlord may desire including the increase or change of the size and location thereof provided always that access to and from the Leased Premises are at all times available and further provided that Landlord may not in any circumstances reduce the size and location of any such parking areas, drive-ways and access ramps.

The Tenant specifically covenants and agrees that the Landlord shall not be responsible for any damage whatsoever which may be caused to any vehicles or contents thereof belonging to the Tenant, its employees, invitees and guests while any such vehicle is in or about the parking facilities unless caused by the fault or negligence of Landlord and those for whom Landlord it is responsible. It is expressly agreed that the Tenant’s vehicle(s) is/are upon the parking facilities at the Tenant’s sole risk and that the Landlord shall not be responsible for any theft, loss or damage to any such vehicles, accessories or equipment, or to any goods, merchandise, effects, or contents contained therein, nor for damage or destruction by fire in whole or in part howsoever caused unless caused by the fault or negligence of Landlord and those for whom Landlord it is responsible.

10.18	Confidentiality

The Tenant shall not disclose to any Person, the financial or any other terms of this Lease, except to its professional advisers, consultants and auditors, if any, and except as required by law.

10.19	Language Requirement

The parties have requested that this agreement be prepared in English. Les parties ont demandé que la présente convention soit rédigée en anglais.

THE PARTIES HAVE SIGNED BELOW to indicate their agreement.

SREIT (CENTRAL NO. 3) LTD., represented by Summit Real Estate Limited Partnership, acting as agent and not in its personal capacity, through its sole general partner, Summit Real Estate Limited

Per:	/s/ Carol Massoud
Name:	Carol Massoud
Title :	Regional Director

Per:	/s/ Kathy Harder
Name:	Kathy Harder
Title:	Senior Vice-President Investments

TECKN-O-LASER COMPANY

Per:	/s/ Yvon Léveillé
Name:	Yvon Léveillé
Title:	President

SCHEDULE “A”

PLAN OF LEASED PREMISES

BOULEVARD NOBEL
295 Ptie
294 Ptie
294-262
295-188
294-266
295-22
295-194
296-7
295-14
RUE BLAISE-PASCAL
296-3
295-15
295-16
295-17
295 Ptie
RUE LÉONARD-DE VINCI
poteau électrique
bordure de béton
stationnement
lampadaire
puisard

NOTES :

Superficie totale = 19 583,2 m²

Landlord	Tenant

SCHEDULE “B”

DESCRIPTION OF LANDS

(a)	Lot number TWENTY-TWO of the official subdivision of the original lot number TWO HUNDRED NINETY-FIVE (295-22);

(b)	Lot number SEVEN of the official subdivision of the original lot number TWO HUNDRED NINETY-SIX (296-7);

(c)	Lot number ONE HUNDRED EIGHTY-EIGHT of the official subdivision of the original lot number TWO HUNDRED NINETY-FIVE (295-188);

(d)	Lot number TWO HUNDRED SIXTY-TWO of the official subdivision of the original lot number TWO HUNDRED NINETY-FOUR (294-262);

All of the Official Cadastre of the Parish of Sainte-Julie, Registration Division of Verchères.

Landlord	Tenant

SCHEDULE “C”

LANDLORD’S WORK

The Landlord agrees to perform the required repair work to windows and exterior stucco as described in Consultants CLM report dated December 14th, 2004 to a maximum of One Hundred and Ten Thousand ($110,000.00) Dollars. Any additional costs associated with this work will be the responsibility of the Tenant. The Tenant will also agree to allow the Landlord access to the Leased Premises for the purpose of installing a sprinkler system at Landlord’s sole cost and expense if the Landlord so chooses to at any time during the Term of the Lease. The Tenant will agree not to hinder in any way the undertaking of this installation, with the Landlord acting reasonably.

Landlord	Tenant

SCHEDULE “D”

PRE-AUTHORIZED DEBIT (PAD) ENROLLMENT FORM

Tenant Information:

Tenant Name: TECKN-O-LASER COMPANY
Contact Person:
Address: 2101 Nobel Street
City: Sainte-Julie	Postal Code: J3E 1Z8	Telephone: 450 922-9115

Bank Account Information:

Financial Institution:
Contact Person:
Address:
City:	Postal Code:	Telephone:
Bank # (3 characters):	Transit # (5 characters):	Account #:

NOTE: please enclose a blank cheque marked “VOID” with this form and mail to:

Summit Real Estate Limited Partnership

5490 Thimens, Suite 110

St-Laurent, Quebec, H4R 2K9

_______________________________________________________________________

TERMS AND CONDITIONS FOR PAD SERVICE

The Landlord, SREIT (CENTRAL NO. 3) LTD., shall be known as SREIT or the “Payee”. The bank account holder(s), shall be known as “Payor”. The “Processing Institution” shall be known as the financial institution listed by the Payor.

I/We acknowledge that this authorization is provided for the benefit of the Payee and the Processing Institution and is provided in consideration of the Processing Institution agreeing to process debits against my account in accordance with the rules of the Canadian Payments Association.

Landlord	Tenant

1.	Valid Signing Authority

I/We warrant and guarantee that all persons whose signatures are required to sign on this account have signed this agreement below.

2.	Authority to Debit Account

I/We hereby authorize SREIT to draw on the Payor’s account number with the Processing Institution for monthly charges specified in paragraph 5 as per the rental invoice.

3.	Cancellation of Authorization

The Payor may cancel this authorization at any time upon notice. I/We acknowledge that in order to revoke this authorization, I/We must provide notice of revocation to SREIT care of Summit Real Estate Limited Partnership.

4.	Acceptance of Delivery of Authorization

I/We acknowledge that provision and delivery of this authorization to SREIT constitutes delivery by the Payor to the Processing Institution. Any delivery of this authorization to you constitutes delivery by the Payor.

5.	Processing Date

The transaction will occur on the first business day of the month.

Effective: __/__/__/ for the amount of $_______________.

6.	Account Information

The account that SREIT is authorized to draw upon is indicated on the front of this form. A specimen cheque for this account has been marked “VOID” and attached to this authorization. I/We undertake to inform Summit Real Estate Limited Partnership., in writing, of any change in the account information provided in this authorization prior to the next due date of the PAD.

7.	Validation by Processing Institution

Intentionally deleted.

8.	Contract for Goods or Services

Revocation of this authorization does not terminate any contract for goods and services that exists between that Payor and SREIT. The Payor’s Authorization applies only to the method of payment and does not otherwise have any bearing on the contract for goods or services exchanged.

Landlord	Tenant

9.       Payor’s Right of Dispute

A Payor under the following conditions may dispute a PAD:

(i)	the PAD was not drawn in accordance with Payor’s Authorization; or
(ii)	the authorization was revoked; or
(iii)	pre-notification was not received.

The Payor, in order to be reimbursed, acknowledges that a declaration to the effect that either (i), (ii) or (iii) took place, must be completed and presented to the branch of the Processing Institution holding the Payor’s account up to and including 10 business days after the date on which the PAD in dispute was posted to the Payor’s account.

I/We read and agree with Terms and Conditions for Pre-Authorized Debit.

Authorized Signature:	Authorized Signature:

___________________________	__________________________
(Please print name)	(Please print name)

Date:______________________	Date:_____________________

Landlord	Tenant

SCHEDULE “E”

RULES AND REGULATIONS

1.

The Tenant shall not use the sidewalks, driveways and parking areas surrounding the Building for any other purpose than for ingress and egress to the Leased Premises and for parking facilities. The Tenant shall not place or allow to be placed outside of the Building any waste paper, garbage or refuse or any other thing whatsoever that shall tend to make them appear unclean, untidy or filthy, and no vehicle shall be repaired outside the Building.

2.

The water closets and other water apparatus shall not be used for any other purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes or other substances shall be thrown therein, and any damage resulting to them from misuse shall be borne by the Tenant by whom or by whose employee the damage was caused.

3.

Subject to the provisions of Section 4.16 of this Lease, if any sign, advertisement or notice is inscribed, painted or affixed by the Tenant on or to any part of the said Building without the prior written consent of the Landlord whatsoever, then the Landlord shall be at liberty to enter on said Building and pull down and take away any such sign, advertisement or notice, and the expense thereof shall be payable by the Tenant.

4.

No safes, machinery, equipment, heavy merchandise or anything liable to injure or destroy any part of the Building shall be taken into it without the consent of the Landlord in writing which shall not be unreasonably withheld, and the cost of repairing any and all damage done to the Building by installing or removing such safe or the like, or during the time it is installed or on the Leased Premises shall be paid for on demand by the Tenant who so causes it. The Tenant shall not load any floor beyond its reasonable weight carrying capacity as set forth in the municipal or other codes applicable to the Building.

5.

The Tenant shall not install or erect any receiving or transmitting antennas, dish or similar devices on the roof or any exterior walls of the Building or on the Lands without obtaining the prior written consent of the Landlord which shall not be unreasonably withheld or delayed.

6.	No animals shall be kept in or about the Leased Premises.
7.	The Tenant shall maintain the Leased Premises free of insects, rodents, vermin and other pests.
8.	Intentionally deleted.
9.	No one shall use the Leased Premises for sleeping apartments or residential purposes.
10.

The Tenant must observe strict care not to allow the windows or doors of the Leased Premises to remain open so as to admit rain or snow, or so as to interfere with the heating of the Building. If the Tenant neglects this rule, it will be responsible for any damage caused to the property of the Landlord. The Tenant, when closing offices for business, day or evening, shall close all windows and lock all doors.

11.

The Tenant shall give to the Landlord prompt written notice of any accident or any defect in the water pipes, gas pipes, heating apparatus, or electric light, or other wires in any part of said Building.

12.

Nothing shall be placed on the outside of windows or projections of the Leased Premises. No air-conditioning equipment shall be placed at the windows of the Leased Premises without the consent in writing of the Landlord which shall not be unreasonably withheld.

1

Landlord	Tenant

13.

All glass, locks and trimmings in or upon the doors or windows of the Leased Premises shall be kept whole and whenever any part thereof shall become broken, the same shall be immediately replaced or repaired under the direction and to the satisfaction of the Landlord, and such replacements and repairs shall be paid for by the Tenant.

14.

No heavy equipment of any kind shall be moved within the Building without skids being placed under the same, and without the consent of the Landlord in writing which shall not be unreasonably withheld.

15.	No person may enter upon the roof of the Building without prior authorization of the Landlord and any person entering upon the roof does so at their own risk.
16.	The Tenant shall not install cooking apparatus except in a portion of the Building designated as kitchen areas.
17.

The Landlord shall have the right to make such other and further reasonable rules and regulations and to alter, amend or cancel all rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building and for the preservation of good order therein and the same shall be kept and observed by the Tenant, and its employees.

18.	There shall be no smoking permitted in the Building at any time except in the area specifically designated and reserved as a smoking area in the Building.

2

Landlord	Tenant

SCHEDULE “F”

TENANT’S LIST OF HAZARDOUS SUBSTANCES

(If applicable)

A fuel tank having a 500 gallons capacity and currently containing colored diesel fuel

Serial number :	ED9332

Make :	unknown

Location :	in the trailer attached to the building next to the power generator

Landlord	Tenant

SCHEDULE “G”

TENANT’S LEASEHOLD IMPROVEMENTS

NOT APPLICABLE

Landlord	Tenant

SCHEDULE “H”

INDEMNITY AGREEMENT

THIS AGREEMENT is dated _________________, 2005.

B E T W E E N:

SREIT (CENTRAL NO. 3) LTD.

represented by Summit Real Estate Limited Partnership,

acting as agent and not in its personal capacity

through its sole general partner, Summit Real Estate Limited

(the “Landlord”)

- and –

ADSERO CORP.

(the “Indemnifier”)

In order to induce the Landlord to sign the lease between the Landlord and TECKN-O-LASER COMPANY as Tenant, dated _________________, 2005 (the “Lease”), the Indemnifier agrees with the Landlord that:

1.

Throughout the Term of the Lease and any extension or renewal, the Indemnifier will: (i) guarantee the prompt payment of all Rent and any other amounts payable by the Tenant under the Lease, whether to the Landlord or anyone else; (ii) guarantee the prompt performance of each and every obligation of the Tenant under the Lease; and (iii) indemnify and protect the Landlord from any losses or costs incurred by the Landlord if the Tenant fails to pay the Rent or other amounts or to perform any of its obligations under the Lease.

2.

Even if there is an Early Termination, the Indemnifier will remain obligated under this Agreement throughout the Term and any renewals or extensions as though the Early Termination had not occurred. An “Early Termination” means a disaffirmance, disclaimer, repudiation, rejection or termination of the Lease (as a result of court proceedings or otherwise), or a surrender of the Lease which the Landlord did not accept in writing, which occurs prior to the originally specified expiry date of the Term or renewal or extension. If there is an Early Termination, the Indemnifier will, at the Landlord’s option, become the Landlord’s tenant on the terms of the Lease.

3.

This indemnity is absolute and unconditional. The Indemnifier’s obligations under this Agreement will not be affected by (a) any modifications to the Tenant’s obligations under the Lease which the Landlord allows to the Tenant; (b) the fact that the Landlord does not enforce any of the terms of the Lease; (c) any assignment of the Lease by the Tenant or by any trustee, receiver or liquidator; (d) any consent which the Landlord gives to any Transfer (as defined in the Lease); (e) any amendment to the Lease or any waiver by the Tenant of its rights under the Lease; or (f) the expiry of the Term.

Landlord	Tenant

4.

The Landlord is not required to notify the Indemnifier that the Landlord has accepted this Agreement or that the Tenant has failed to perform any of its obligations under the Lease. Nevertheless, if the Landlord wishes to send any notice to the Indemnifier, it must deliver it or mail it by prepaid registered mail addressed to the Indemnifier at the address set out under Paragraph #13 of the Basic Terms and at the Leased Premises. Any notice will be considered to have been given on the day it was delivered, or if mailed, three (3) business days after the date it was mailed. The Indemnifier may notify the Landlord in writing of a substitute address for the above address. If two or more parties are named as Indemnifier, the Landlord may give any notice to be given to the Indemnifier to only one of the parties, and in doing so both of them will be considered to have been notified.

5.

If there is a default under the Lease or under this Agreement, the Landlord will not be required to: (a) proceed against or pursue anything against the Tenant first; (b) proceed against any security of the Tenant held by the Landlord; or (c) pursue any other remedy whatsoever. The Landlord has the right to enforce this Agreement even if it accepts additional security from the Tenant and even if it or anyone else releases or discharges the Tenant or if the Tenant is released or discharged by operation of any law.

6.

The Indemnifier’s obligations under this Agreement will not be affected by the release or discharge of the Tenant (“Release”) in any receivership, bankruptcy, winding-up or other creditors’ proceedings. The Indemnifier’s obligations will continue to apply to the periods before and after the Release as if the Release had not occurred. The Indemnifier’s obligations will not be affected by any repossession of the Leased Premises by the Landlord, except that if the Landlord re-lets the Leased Premises then the payments received by the Landlord (after deducting all reasonable costs and expenses of repossessing and reletting the Leased Premises) will be credited by the Landlord against the Indemnifier’s obligations under this Agreement and this Agreement will cease to apply as and from the date on which the Leased Premises are re-let.

7.

Even though the Landlord may have already taken action against the Indemnifier under this Agreement because of a default under the Lease, and whether or not that action has succeeded or been completed, the Landlord may take further action against the Indemnifier under this Agreement if there is any further default under the Lease.

8.	This Agreement can only be modified in writing, signed by both the Indemnifier and the Landlord.

9.	If two or more parties are named as Indemnifier, each party is solidarily responsible for the obligations of the Indemnifier.

10.

All of the terms of this Agreement apply to the Indemnifier and its successors and assigns, and may be enforced by the Landlord, its successors and assigns, and any holder of any charge over all or any part of the lands on which the Leased Premises are located.

11.	The expressions “Landlord”, “Tenant”, “Rent”, “Term”, and “Leased Premises” and other capitalized words used in this Agreement have the same meaning, respectively, as they are given in the Lease.

Landlord	Tenant

12.	This Agreement will be governed by the laws of the Province of Quebec.

13.	The parties have requested that this Agreement be prepared in English. Les parties ont demandé que la présente convention soit rédigée en anglais.

THE LANDLORD AND INDEMNIFIER HAVE SIGNED BELOW, to confirm the terms of this Agreement.

SREIT (CENTRAL NO. 3) LTD., represented by Summit Real Estate Limited Partnership, acting as agent and not in its personal capacity, through its sole general partner, Summit Real Estate Limited,

Per:	__________________________
Name:	Carol Massoud
Title :	Regional Director

Per:	__________________________
Name:	Kathy Harder
Title:	Senior Vice-President – Investments

ADSERO CORP.

Per:	__________________________
Name:	Yvon Léveillé
Title:	President

Landlord	Tenant

SCHEDULE “I”

AGREEMENT REGARDING LETTER OF CREDIT AND OTHER SECURITY

Reference is made to the Lease dated ______________________(the “Lease”) between TECKN-O-LASER COMPANY (the “Tenant”) and SREIT (Central No. 3) Ltd. (the “Landlord”) for the Tenant’s premises located at 2101 Nobel Street, Sainte-Julie, Quebec (the “Building”). The parties have entered in the following covenants and agreements:

1.

The Tenant shall continue to provide to the Landlord, on an uninterrupted and continuing basis for the balance of the Term of the Lease and any renewals or extensions thereof, plus thirty (30) days, with an irrevocable letter of credit or irrevocable letters of credit issued by a Class A Canadian chartered bank, expiring at the end of the balance of time mentioned above and in the form and of the substance set forth in Appendix 1 hereto and initialed by the parties to this agreement for the purpose of identification, all of the terms and conditions of which are incorporated in this agreement by reference as if recited out at length herein. The letter of credit or letters of credit will serve:

(a)

to guarantee, up to the amount of twenty-five thousand dollars ($25,000.00), the due and prompt payment and performance of each and every obligation, liability, condition and agreement to which the Tenant is or may be bound by the terms of the Lease or this agreement (including all extensions or renewals thereof), or as a result thereof, as the Lease or this agreement may be amended from time to time, (including, without limitation, the prompt payment of Rent which may become due pursuant thereto); and

(b)

to indemnify the Landlord, up to the same amount, for any and all damages, costs and losses (including, without limitation, loss of Rent) which may be suffered by the Landlord as a consequence of the termination, resiliation, disavowal, repudiation or disclaimer of the Lease or this agreement, or both, by whomsoever.

2.

In the event that the Tenant does not replace any letter of credit furnished to the Landlord as contemplated in this agreement at the latest thirty (30) days prior to its expiration date, the Landlord shall be entitled to draw on such letter of credit as well as all other letters of credit held by the Landlord, for the full amounts thereof, whether or not the Tenant is otherwise in default in the performance of its obligations under or in virtue of the Lease, and to retain all amounts received by the Landlord from the issuing banks as a result of such draws (“Proceeds”) for the same purposes, with the necessary adaptations, as the letters of credit drawn upon, until such time as the letters of credit have been replaced with new letters of credit affording the Landlord the full security to which it is entitled under this agreement. Upon such replacement, and provided that the Tenant is not otherwise in default in the performance of such obligations, any portion of the Proceeds still held by the Landlord shall be returned to the Tenant.

3.

The furnishing of such letter of credit or letters of credit or the holding of any Proceeds as contemplated in this agreement shall not relieve the Tenant from the payment of Rent or any other charges for which the Tenant is liable under or in virtue of the Lease and shall not in any way relieve the Tenant from the faithful and punctual performance of all covenants and conditions contained in or entered into in virtue of the Lease or this agreement. If the Tenant is in default as aforesaid, it shall be entirely in the Landlord’s discretion as to whether the Landlord shall draw under such letter of

Landlord	Tenant

credit or letters of credit or compensate and set-off all or any part of the Proceeds held by the Landlord as contemplated by paragraph 5 of this agreement, or whether the Landlord shall exercise whatever other rights, remedies and recourses the Landlord may have. In the event that the Landlord draws under any such letter of credit or appropriates all or any part of the Proceeds, the Tenant shall remit to the Landlord a replacement letter of credit or supplementary letter of credit sufficient to restore to the Landlord the full security to be afforded to the Landlord as contemplated in this agreement within five (5) business days of the Landlord’s written demand therefore, the whole without prejudice to such other rights, remedies and recourses as may avail to the Landlord in the circumstances.

4.

The letter of credit or letters of credit and any Proceeds held by the Landlord will be returned to the Tenant when thirty (30) days have elapsed following the expiration of the Lease (including the time of any renewals or extensions thereof), provided that the premises contemplated in the Lease have been vacated and returned to the Landlord on a due and timely basis in the condition in which they are required by the Lease to be maintained and provided that the Tenant will then have complied in all respects with all terms, covenants and conditions to which it has bound itself under the Lease or under this agreement.

5.

To further secure the Landlord to the full extent of the full security to which it is entitled under this agreement, the Tenant hereby grants to the Landlord a security interest in and hypothecates in favor of the Landlord whatever claims the Tenant now has or will ever have against the Landlord for or to the Proceeds under or in virtue of paragraph 4 of this agreement or otherwise (collectively “Claims”). If the Tenant is in default in the performance of any of the covenants and conditions contained in or entered into in virtue of the Lease or this agreement, or if any of the Tenant’s obligations under this agreement have become enforceable, the Landlord will have the right, as hypothecary creditor, to compensate and set-off the Claims against any and all amounts then owing by the Tenant to the Landlord, the whole without the necessity of demand or notice (other than as may be required by law, to the Tenant or to any other party). In such event, the Claims will be deemed to have been paid, cancelled and discharged to the extent of the amounts so compensated and set-off, and the Tenant will cease to have any interest whatsoever in the Claims to such extent.

6.

Any Proceeds held by the Landlord as contemplated in this agreement shall not be governed by the provisions of Articles 2280 and following of the Civil Code of Québec and shall not be construed as being the property of the Tenant but as belonging to the Landlord.

7.

The Landlord shall have the right to transfer the benefit of any letter or letters of credit and any Proceeds contemplated in this agreement to any purchaser of the Building in which the Leased Premises are situated, in which event the Landlord shall be and hereby is entirely released and relieved of all the Landlord’s covenants and obligations in respect of such letter or letters of credit and such Proceeds and as well as those contained in this agreement, provided that such purchaser stipulates in favour of the Tenant to assume and carry out such covenants and obligations.

8.

Without limiting the generality of any other provision of this agreement or of any letter of credit issued pursuant hereto, the security contemplated in this agreement will not be affected or impaired by the Tenant’s bankruptcy, insolvency or winding-up, nor by any termination, resiliation, disavowal, repudiation or disclaimer of the Lease or this agreement, or both, by whomsoever, or any other action taken by any trustee, liquidator, referee or other officer appointed by any court or other body of competent jurisdiction under any bankruptcy, insolvency or winding-up legislation in force from time to time, nor by the Landlord’s failure to delay or proceed to litigation or to seek a remedy for any default of the Tenant, any guarantor or any other person, nor by any liberation or discharge

Landlord	Tenant

from bankruptcy or otherwise of any such trustee, liquidator, referee or other officer, nor by any release or other forgiveness in favor of whomsoever, nor by any extinction of any of the obligations, liabilities, agreements or conditions secured by any such letter of credit or deposit, nor by any other act, omission or event whatsoever which might lessen, affect or discharge a surety or person obliged to indemnify another.

9.

Any security to be provided to the Landlord as contemplated in this agreement shall be in addition to and not in replacement of any other security heretofore furnished to the Landlord and any further and additional security furnished to the Landlord from time to time.

10.	The parties have requested that this agreement be prepared in English. Les parties ont demandé que la présente convention soit rédigée en anglais.

Montreal, this __________ day of ______________, 2005

SREIT (CENTRAL NO. 3) LTD., represented by

Summit Real Estate Limited Partnership,

acting as agent and not in its personal capacity

through its sole general partner, Summit Real Estate Limited

“Landlord”

per:	_________________________
Carol Massoud
Regional Director

per:	________________________
Kathy Harder
Senior Vice-President Investments

Accepted and agreed on the ________ day of ______________, 2005

TECKN-O-LASER COMPANY

“Tenant”

per:	________________________

Landlord	Tenant

APPENDIX 1

_________________, 20___

Dear Sirs:

Pursuant to the request of our customer _______________ (the “Customer”), we, the undersigned, (“this Branch”) hereby establish an irrevocable Letter of Credit in your favour in the total amount of ___________.

We authorize you to draw on this Branch under this Letter of Credit in the form of a written demand for payment, which demand we shall honour without enquiring whether you have the right as between you and the Customer to make such demand and without acknowledging any claim or instructions of the Customer.

Provided, however, that you are to deliver to us at the above address at such time as a written demand for payment is made by you upon us, the original copy of this Letter of Credit and a certificate confirming that the Customer is in default under the provisions of the lease between you and the Customer and that the monies drawn by you are due and payable to you in accordance with such lease.

Partial and multiple drawings are permitted.

This Letter of Credit is issued subject to Uniform Customs and Practice for Documentary Credits, 1993 Revision, I.C.C. Publication No. 500.

A written demand for payment and certificate as described above must be presented at this Branch before the end of banking business on the       day of             , at which time this Letter of Credit will expire.

Landlord	Tenant